Exhibit 99

Release:	On receipt, Feb.25, 2021
Media Contact:	Jane Slusark, 515-362-0482, slusark.jane@principal.com
Investor Contact:	John Egan, 515-235-9500, egan.john@principal.com

Principal Financial Group Announces 2021 Outlook

(Des Moines, Iowa) – Principal Financial Group® (Nasdaq: PFG) announced 2021 outlook metrics and capital deployment plans. These metrics provide greater clarity around the key drivers of earnings growth for each of the business units. Company senior leaders will provide additional detail on guidance and take questions during a conference call at 10:00 a.m. EST today, Feb. 25, 2021. Slides with additional details of the 2021 outlook are available at principal.com/investor.

2021 total company guidance

•	18-20% growth in total company non-GAAP operating earnings per diluted share (EPS) compared to 2020 on a reported basis; 8-10% growth in EPS excluding significant variances in both periods; and

•	$1.4-$1.8 billion of capital deployments, including $600-$800 million of share repurchases.

2021 business unit guidance

The 2021 guidance ranges should be applied to the full year 2020 revenue amounts excluding significant variances as shown in the table below, which exclude the impact of the significant variances in Exhibit 1. Guidance reflects macroeconomic assumptions as of December 31, 2020.

Business unit	Guidance measure	2020 revenue, as reported (in millions)	2020 revenue, excluding significant variances[1] (in millions)	2021 annual revenue growth and margin guidance[2]
Retirement & Income Solutions (RIS) - Fee	Net revenue[3]	$1,988	$1,948	3-7%
	Pre-tax return on net revenue[3]			23-27%
RIS-Spread	Net revenue	$665	$632	(3)-3%
	Pre-tax return on net revenue			68-72%
Principal Global Investors	Operating revenues less pass-through expenses[4]	$1,384	$1,384	9-13%
	Pre-tax return on operating revenues less pass-through expenses[5]			37-40%
Principal International	Combined net revenue (at PFG share)[6]	$827	$878	8-12%
	Pre-tax return on combined net revenue (at PFG share)			30-34%
Specialty Benefits	Premium and fees[7]	$2,365	$2,401	3-7%
	Pre-tax return on premium and fees7			12-15%
	Incurred loss ratio			60 - 65%
Individual Life	Premium and fees	$1,228	$1,215	3-7%
	Pre-tax return on premium and fees			13-17%

1 Excludes the impacts from the significant variances called out in 2020 earnings calls; see Exhibit 1 for details.

2 Excludes estimated COVID-19 related mortality/morbidity impacts in RIS-Spread, Specialty Benefits and Individual Life; and Institutional Retirement and Trust (IRT) integration expenses in RIS-Fee.

3 Net revenue = operating revenues less benefits, claims and settlement expenses less dividends to policyholders. Pre-tax return on net revenue = pre-tax operating earnings divided by net revenue.

4 The company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measures at the end of the release. The company has determined this measure is more representative of underlying operating revenues growth for PGI as it removes commissions and other expenses that are collected through fee revenue and passed through expenses with no impact to pre-tax operating earnings.

5 Pre-tax return on operating revenues less pass-through expenses = pre-tax operating earnings, adjusted for noncontrolling interest divided by operating revenues less pass-through expenses.

The 2021 guidance ranges exclude certain anticipated significant variances in 2021. These items will be called out on earnings calls as they occur throughout 2021. The expected impacts are similar to what we experienced in 2020.

•	We are estimating 300,000 U.S. COVID-19 related deaths in 2021, heavily weighted to the first quarter. Our COVID-19 sensitivity implies an estimated $(40) million pre-tax and $(30) million after-tax impact to full year total company non-GAAP operating earnings from the direct mortality and morbidity impacts.

o	This includes estimated pre-tax impacts of $(40) million in Specialty Benefits and $(30) million in Individual Life, partially offset by a $30 million benefit in RIS-Spread.

•	$55-$65 million of integration expenses related to the IRT business in RIS-Fee, which will end in the third quarter.

The outlook for 2021 reflects:

•	Corporate segment pre-tax operating losses of $(330)-$(350) million;

•	U.S. GAAP total company net income effective tax rate of 12-15%; total company non-GAAP operating earnings effective tax rate[8] of 16-19%;

•	Weighted average diluted shares outstanding range of 271-274 million;

•	8% equity market annual total return (6% price appreciation);

•	Interest rates follow forward curve (as of 12/31/2020);

•	and future foreign exchange rates follow external consensus[9] as of January 2021.

6 Combined net revenue (a non-GAAP financial measure): net revenue for all PI companies at 100% less pass-through commissions. The company has determined combined net revenue (at PFG share) is more representative of underlying net revenue growth for PI as it reflects our proportionate share of consolidated and equity method subsidiaries. In addition, using this net revenue metric provides a more meaningful representation of our profit margins.

7 Premium and fees = premiums and other considerations plus fees and other revenues. Pre-tax return on premium and fees = pre-tax operating earnings divided by premium and fees.

8 The operating earnings effective tax rate is a non-GAAP financial measure and differs from the U.S. GAAP net income effective tax rate primarily due to net realized capital gains and losses (NRCG). Our 2021 effective tax rate guidance does not contemplate impacts from potential changes in the U.S. federal corporate tax rate.

9 Latin America uses local Central Bank estimates; Asia uses Bloomberg.

Conference call information

You can access the Thursday, February 25, conference call several ways:

•	Connect to principal.com/investor to listen to a live Internet webcast.

o	Please go to the website at least 10-15 minutes prior to the start of the call to register, and to download/install any necessary audio software.

•	Via telephone by dialing in the following numbers approximately 10 minutes prior to the start of the call.

o	866-427-0175 (U.S. and Canadian callers)

o	706-643-7701 (International callers)

o	Access code is 1688740

•	An audio replay will be available approximately two hours after the live outlook call via:

o	Online at principal.com/investor

o	Telephone:

▪	855-859-2056 (U.S. and Canadian callers)

▪	404-537-3406 (International callers)

▪	Access code: 1688740

▪	The replay will be available through March 3, 2021

Forward looking and cautionary statements

Certain statements made by the company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to non-GAAP operating earnings, net income attributable to PFG, net cash flow, realized and unrealized gains and losses, capital and liquidity positions, sales and earnings trends, and management’s beliefs, expectations, goals and opinions. The company does not undertake to update these statements, which are based on a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Future events and their effects on the company may not be those anticipated, and actual results may differ materially from the results anticipated in these forward-looking statements. The risks, uncertainties and factors that could cause or contribute to such material differences are discussed in the company’s annual report on Form 10-K for the year ended Dec. 31, 2020, filed by the company with the U.S. Securities and Exchange Commission, as updated or supplemented from time to time in subsequent filings. These risks and uncertainties include, without limitation: adverse capital and credit market conditions may significantly affect the company’s ability to meet liquidity needs, access to capital and cost of capital; conditions in the global capital markets and the economy generally; volatility or declines in the equity, bond or real estate markets; changes in interest rates or credit spreads or a sustained low interest rate environment; the elimination of the London Inter-Bank Offered Rate (“LIBOR”); the company’s investment portfolio is subject to several risks that may diminish the value of its invested assets and the investment returns credited to customers; the company’s valuation of investments and the determination of the amount of allowances and impairments taken on such investments may include methodologies, estimations and assumptions that are subject to differing interpretations; any impairments of or valuation allowances against the company’s deferred tax assets; the company’s actual experience for insurance and annuity products could differ significantly from its pricing and reserving assumptions; the pattern of amortizing the company’s DAC asset and other actuarial balances on its universal life-type insurance contracts, participating life insurance policies and certain investment contracts may change; changes in laws, regulations or accounting standards; the company may not be able to protect its intellectual property and may be subject to infringement claims; the company’s ability to pay stockholder dividends and meet its obligations may be constrained by the limitations on dividends Iowa insurance laws impose on Principal Life; litigation and regulatory investigations; from time to time the company may become subject to tax audits, tax litigation or similar proceedings, and as a result it may owe additional taxes, interest and penalties in amounts that may be material; applicable laws and the company’s certificate of incorporation and by-laws may discourage takeovers and business combinations that some stockholders might consider in their best interests; competition, including from companies that may have greater financial resources, broader arrays of products, higher ratings and stronger financial performance; technological and societal changes may disrupt the company’s business model and impair its ability to retain existing customers, attract new customers and maintain its profitability; damage to the company’s reputation; a downgrade in the company’s financial strength or credit ratings; client terminations, withdrawals or changes in investor preferences; the company’s hedging or risk management strategies prove ineffective or insufficient; inability to attract, develop and retain qualified employees and sales representatives and develop new distribution sources; an interruption in information technology, infrastructure or other internal or external systems used for business operations, or a failure to maintain the confidentiality, integrity or availability of data residing on such systems; international business risks including changes to mandatory pension schemes; risks arising from participation in joint ventures; the company may need to fund deficiencies in its “Closed Block” assets; a pandemic, terrorist attack, military action or other catastrophic event; the ongoing COVID-19 pandemic and the resulting financial market impacts; the company’s reinsurers could default on their obligations or increase their rates; risks arising from acquisitions of businesses; risks related to the company’s acquisition of Wells Fargo Bank, N.A.’s IRT business; loss of key vendor relationships or failure of a vendor to protect information of our customers or employees; the company’s enterprise risk management framework may not be fully effective in identifying or mitigating all of the risks to which the company is exposed; and global climate change.

Use of Non-GAAP financial measures

The company uses a number of non-GAAP financial measures that management believes are useful to investors because they illustrate the performance of normal, ongoing operations, which is important in understanding and evaluating the company’s financial condition and results of operations. They are not, however, a substitute for U.S. GAAP financial measures. Therefore, the company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measure at the end of the release. The company adjusts U.S. GAAP measures for items not directly related to ongoing operations. However, it is possible these adjusting items have occurred in the past and could recur in future reporting periods. Management also uses non-GAAP measures for goal setting, as a basis for determining employee and senior management awards and compensation and evaluating performance on a basis comparable to that used by investors and securities analysts.

About Principal®10

Principal helps people and companies around the world build, protect and advance their financial well-being through retirement, insurance and asset management solutions that fit their lives. Our employees are passionate about helping clients of all income and portfolio sizes achieve their goals – offering innovative ideas, investment expertise and real-life solutions to make financial progress possible. To find out more, visit us at principal.com.

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10 Principal, Principal and symbol design and Principal Financial Group are trademarks and service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.

Principal Financial Group, Inc.

Reconciliation of U.S. GAAP to Non-GAAP Financial Measures

(in millions)

Full year 2020
Principal Global Investors Operating Revenues Less Pass-Through Expenses:
Operating revenues	$1,539
Commissions and other expenses	(155)
Operating revenues less pass-through expenses	$1,384

Principal International Combined Net Revenue (at PFG Share)
Pre-tax operating earnings	$244
Combined operating expenses other than pass-through commissions (at PFG share)	583
Combined net revenue (at PFG share)	$827

Exhibit 1

The table below provides the revenue impacts by business unit of the significant variances called out on the 2020 earnings calls.

			Impacts of the 2020 significant variances (in millions)			2020 revenue,
Business unit	Revenue metric	2020 revenue, as reported	Actuarial assumption review	COVID-19 impacts	Other[11]	excluding significant variances
RIS-Fee	Net revenue	$1,988	$53	$(14)	$1	$1,948
RIS-Spread	Net revenue	$665	$9	$24	-	$632
Principal Global Investors	Operating revenues less pass-through expenses	$1,384	-	-	-	$1,384
Principal International	Combined net revenue (at PFG share)	$827	$(2)	-	$(49)	$878
Specialty Benefits	Premium and fees	$2,365	-	$(36)	-	$2,401
Individual Life	Premium and fees	$1,228	$22	$(9)	-	$1,215

11 Other significant variances in 2020 include 1) higher than expected variable investment income in RIS-Fee; and 2) impacts from inflation, lower than expected variable investment income, and lower than expected encaje performance in Principal International.